Exhibit 99.1

[GRAPHIC OMITTED]	Contact:	Douglas Sayles
Biopure Corporation
(617) 234-6826
IR@biopure.com

FOR IMMEDIATE RELEASE

BIOPURE ANNOUNCES 2004 SECOND QUARTER FINANCIAL RESULTS

CAMBRIDGE, Mass., May 20, 2004 – Biopure Corporation (Nasdaq: BPUR) announced today its financial results for the second fiscal quarter ended April 30, 2004. For the quarter, the company reported a net loss of $12.0 million, or $0.25 per common share, compared with a net loss of $11.7 million, or $0.35 per common share, for the corresponding period in 2003.

Revenues

Total revenues, consisting almost entirely of sales of the company’s veterinary product Oxyglobin®, were $893,000 for the second quarter of fiscal 2004 compared to $2.0 million for the same period in 2003. Revenues for the second quarter of fiscal 2003 include approximately $1.3 million in backorders that were filled during the quarter. Excluding these backorders, Oxyglobin revenues increased during the second fiscal quarter of 2004 compared to the same period in 2003 due to increased demand, including customers purchasing Oxyglobin in anticipation of future supply shortages. Oxyglobin revenues for the first six months of fiscal 2004 were $1.6 million compared to $2.0 million for the same period in 2003.

Cost of revenues was $3.6 million for the second quarter of fiscal 2004, compared to $6.0 million for the same period in 2003. Cost of revenues includes costs of both Oxyglobin and Hemopure®, the company’s product for human use, although Hemopure is not currently being offered for sale.

On October 30, 2003 and on February 19, 2004, Biopure announced workforce and cost reductions intended to decrease marketing and manufacturing-related expenses. The workforce reduction announced in February took effect on April 23, 2004. As a result of these reductions, Biopure is unable to manufacture sufficient Oxyglobin to meet demand and is limiting product sales. The company expects Oxyglobin sales to be significantly lower for the foreseeable future.

Oxyglobin cost of revenues was $1.2 million for the second quarter of fiscal 2004 compared to $2.7 million for the same period in 2003. The decrease for the quarter was primarily due to the decreased number of Oxyglobin units sold in 2004. Due to fixed manufacturing costs, Biopure expects that costs to produce Oxyglobin will exceed Oxyglobin revenues until the company more fully utilizes its manufacturing capacity.

Hemopure cost of revenues, consisting of the allocation of unabsorbed fixed manufacturing costs, was $2.4 million for the second quarter of fiscal 2004 compared to $3.3 million for the same period in 2003. This decrease is primarily due to lower manufacturing costs resulting from the October 2003 workforce and cost reductions.

Expenses

Research and development expenses were $3.5 million for the second quarter of fiscal 2004, compared to $2.5 million for the corresponding period in 2003. The increase for the quarter was primarily attributable to expenses associated with the pre-clinical animal studies of Hemopure requested by the U.S. Food and Drug Administration (FDA) and with an ongoing Phase II clinical trial in Europe in coronary angioplasty patients.

Sales and marketing expenses were $949,000 for the second quarter of fiscal 2004, compared to $1.6 million for the same period in 2003.

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Hemopure-related sales and marketing expenses were $673,000 for the second quarter of fiscal 2004, compared to $753,000 for the same period in 2003. This decrease is primarily due to the reduction of marketing and educational activities in fiscal 2004 consistent with the company’s cost-cutting measures.

Oxyglobin-related sales and marketing expenses were $276,000 for the second quarter of fiscal 2004 compared to $852,000 for the same period in 2003. This decrease was due to the unusually high volume of Oxyglobin shipments during the second quarter of 2003, as mentioned above, and associated commissions and planning activities in Europe.

The company expects both Hemopure and Oxyglobin sales and marketing expenses to be significantly lower in fiscal 2004 compared to fiscal 2003. Biopure has discontinued nearly all Hemopure-related sales and marketing expenditures outside of South Africa and has considerably reduced Oxyglobin-related sales and marketing expenses until the company is in a position to generate substantial Hemopure sales.

General and administrative expenses were $4.9 million for the second quarter of fiscal 2004, compared to $3.5 million for the same period in 2003. This increase is mostly due to $947,000 in expenses related to severance charges incurred during the quarter and to a one-time non-cash expense of $500,000, the fair market value of the 350,000 shares of Class A common stock issued to Steelhead Investments Ltd. in connection with the settlement of litigation.

Financial Condition

At April 30, 2004, Biopure had $11.9 million in cash on hand. Under Biopure’s current operating plan the company believes its cash on hand should fund operations into September 2004. The company believes it will require approximately $3.5 million of additional financing to fund operations through fiscal 2004 or $7.5 million through calendar 2004. Biopure continues to assess opportunities to raise capital and further reduce expenditures.

Recent Hemopure Developments

Biopure’s top priorities are to raise additional capital, to resolve the regulatory issues surrounding Hemopure in the United States and to recruit a new chief executive officer.

By the fall of 2004, Biopure plans to address the FDA’s safety and efficacy concerns by providing answers to certain questions posed by the agency and by submitting results of the four animal studies required by the agency, three of which are underway. Many of the FDA’s questions require the collection and tabulation of data from source documents at 78 clinical trial sites in the United States and abroad. Most of these documents have been collected, and data is currently being sorted, tabulated and analyzed.

Since it is likely that Biopure will need to conduct one or more additional human clinical trials before the FDA will consider approving Hemopure, the company will evaluate all of its clinical and regulatory options, not just the orthopedic surgical anemia indication for which Biopure’s biologics license application (BLA) was filed. Towards that end, the company is engaged in the early stages of clinical development for both an indication in trauma and an indication in cardiology.

Under Biopure’s agreement with the U.S. Naval Medical Research Center (NMRC), the Navy has primary responsibility for designing, seeking FDA acceptance of a protocol, and conducting a proposed U.S. trauma trial of Hemopure in the out-of-hospital setting. In April, the NMRC and academic trauma experts met with the FDA for a preliminary discussion of a proposed trial protocol, entitled “Restore Effective Survival in Shock (RESUS)”. An investigational new drug (IND) application for the trial has not yet been filed. However, the NMRC, with Biopure’s assistance, continues to work on moving this project forward. In addition, as part of the trauma development program, next month Biopure may initiate a 50-patient, Phase II clinical trial of Hemopure in a hospital setting in South Africa.

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In Europe, patient enrollment is proceeding in a 45-patient, Phase II clinical trial assessing the safety and feasibility of Hemopure, at low doses, as a potential cardioprotective agent in patients undergoing coronary angioplasty.

Second Quarter Conference Call and Webcast

Biopure Interim CEO Francis H. Murphy will host a conference call at 4:30 p.m. EDT on Thursday, May 20, 2004, to briefly review the company’s activities and financial position. The dial-in numbers are 1-888-675-7686 (US/Canada) and 1-334-420-2612 (International). A live audio webcast of the call will be available from the investor section of Biopure’s web site at www.biopure.com and will be archived for 30 days. The webcast can also be heard by individual investors at www.companyboardroom.com and by institutional investors who subscribe to StreetEvents at www.streetevents.com. An audio replay of the conference call will be available from approximately 7:30 p.m. EDT, May 20, 2004, until May 27, 2004. To access the replay, dial 1-866-837-8032 (US/Canada) or 1-703-925-2474 (International/Local) and access code 467398.

Biopure Corporation

Biopure Corporation is a leading developer, manufacturer and marketer of intravenously administered pharmaceuticals, called oxygen therapeutics, that deliver oxygen to the body’s tissues. Hemopure® [hemoglobin glutamer – 250 (bovine)], or HBOC-201, is approved in South Africa for treating acutely anemic surgery patients and for eliminating, delaying or reducing allogeneic red blood cell transfusions in these patients. Biopure is currently addressing the U.S. Food and Drug Administration’s requests for information and questions regarding the company’s biologics license application to market Hemopure in the United States for a similar indication in orthopedic surgery patients. The company is conducting FDA-requested animal studies as a prerequisite to further clinical trials in the United States. It is also developing Hemopure for other potential medical applications in trauma and as a cardioprotective agent in ischemic conditions. Biopure’s veterinary product Oxyglobin® [hemoglobin glutamer — 200 (bovine)], or HBOC-301, the only oxygen therapeutic approved by the FDA and the European Commission, is indicated for the treatment of anemia in dogs.

The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred. Completion of the proposed RESUS out-of-hospital clinical trial of Hemopure in trauma is contingent upon further funding. Statements in this press release that are not strictly historical may be forward-looking statements. There can be no assurance that Biopure Corporation will be able to commercially develop its oxygen therapeutic products, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any preclinical studies or clinical trials will be successful, or that any approved product will find market acceptance and be sold in the quantities anticipated. Actual results may differ from those projected in forward- looking statements due to risks and uncertainties that exist in the company’s operations and business environment. These risks include, without limitation, the company’s stage of product development, history of operating losses and accumulated deficits, and uncertainties and possible delays related to clinical trials, regulatory approvals, possible healthcare reform, manufacturing capacity, marketing, market acceptance, competition and the availability of sufficient financing to support operations. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of Biopure’s operations and financial condition, and specific factors that could cause the company’s actual performance to differ from current expectations, can be found on the company’s Web site at www.biopure.com/corporate/legal/home_legal.htm and in the company’s filings with the U.S. Securities and Exchange Commission, which can be accessed in the EDGAR database at the SEC Web site, www.sec.gov, or through the Investor section of Biopure’s Web site, www.biopure.com.

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BIOPURE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 30		April 30
	2004	2003	2004	2003
Total revenues	$893	$1,961	$1,643	$1,982
Cost of revenues	3,604	5,973	8,409	10,821

Gross loss	(2,711)	(4,012)	(6,766)	(8,839)
Operating expenses:
Research and development	3,491	2,536	6,490	5,082
Sales and marketing	949	1,606	1,792	2,622
General and administrative	4,894	3,526	8,031	6,253

Total operating expenses	9,334	7,668	16,313	13,957

Loss from operations	(12,045)	(11,680)	(23,079)	(22,796)
Other income, net	41	28	97	62

Net loss	$(12,004)	$(11,652)	$(22,982)	$(22,734)

Basic and diluted net loss per common share	$(0.25)	$(0.35)	$(0.50)	$(0.71)

Weighted-average common shares outstanding	47,335	33,351	45,899	31,920

Actual common shares outstanding at April 30, 2004 were 48,171.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 30, 2004	October 31, 2003
Assets
Total current assets (1)	$21,404	$37,842
Net property and equipment (2)	34,405	36,861
Other assets	10,893	10,922

Total assets	$66,702	$85,625

Liabilities and stockholders’ equity
Total current liabilities	$5,372	$7,259
Long term debt (2)	9,847	9,847
Deferred compensation	121	142

Total liabilities	15,340	17,248

Total stockholders’ equity	51,362	68,377

Total liabilities and stockholders’ equity	$66,702	$85,625

(1) Includes cash and cash equivalents totaling $11.9 million and $26.9 million at April 30, 2004 and October 31, 2003, respectively.

(2) At April 30, 2004 and October 31, 2003, $14.3 million has been included in net property and equipment and $9.8 million in long term debt reflecting engineering and design costs of the planned manufacturing facility in Sumter, S.C. This engineering has been funded by Biopure’s $14.3 million contribution to the project.